News Release
                             ------------

                 STRONGER SALES AND EARNINGS FOR LA-Z-BOY


MONROE, MI., May 30, 1996: For its 1996 fiscal fourth quarter and year ended April 27, 1996, La-Z-Boy Chair Company continued to improve its sales and profits compared to last year. Fourth quarter sales rose 14% and net income increased 10%. For the year, sales were up 11% and net income was up 8%.

Financial Details:
- ------------------
     1996 Fourth Quarter sales were $267 million vs. last year's $234 million, an increase of 14%. Comparable sales--after including England/Corsair's sales on a pro forma basis in last year's sales, increased 2%. England/Corsair was acquired at the beginning of fiscal 1996 and is a separate operating division. Fourth quarter net income rose 10% to $14.0 million vs. last year's $12.7 million. Net income per share increased to $0.76 vs. $0.71 last year.

     1996 full year sales were $947 million vs. last year's $850 million, an increase of 11%. Comparable sales (including England/Corsair) were about 1% less than last year's level. Net income was up 8% to $39.3 million vs. last year's $36.3 million. Net income per share increased 5% to $2.12 from $2.01 last year.

Chairman Comments:
- ------------------
     La-Z-Boy Chairman and President Charles T. Knabusch said, "We finished our 1996 fiscal year with record sales overall, and comparable sales up 2% from last year's strong fourth quarter. This was a marked improvement from the third quarter in which comparable sales declined 4%.

     "On the profit side, we showed a 10% gain over last year's strong fourth quarter, and finished the year with record earnings of $2.12 per share.

     "At the recent international home furnishings trade show in High Point, N.C., La-Z-Boy's Hammary and Kincaid divisions successfully launched an extensive new product group they developed in a exclusive arrangement with Ducks Unlimited, a national conservation and wildlife organization. Our newest TV advertising campaign also is being acclaimed for featuring wildlife in the form of two playful raccoons. And, from its start in early 1995, our national TV advertising has generated some 400,000 responses from American consumers."

     A continuing upgrading of Residential Division Showcase Shoppes to larger, more comprehensive La-Z-Boy Furniture Galleries stores, plus the opening of new Furniture Galleries in the key market areas is equipping La-Z-Boy with one of the residential furniture industry's most powerful proprietary distribution networks. The company's first overseas Furniture Galleries store is scheduled to open this fall.

More:
- -----
     The rate of incoming sales orders in recent weeks has been above the rate for the similar period last year. Sales backlogs generally are lower, due in part to La-Z-Boy's success in filling sales orders more promptly.

     La-Z-Boy's Form 8-K filed with the SEC (and available on EDGAR) includes a full income statement, balance sheet, cash flow statement, additional management discussion and financial sections of the annual report.


NYSE & PSE:  LZB                        Contact:  Jim Korsnack (313) 241-4208



             La-Z-Boy Chair Company Financial Information Release      1 of 3
                      CONSOLIDATED STATEMENT OF INCOME                 5/30/96

                (Amounts in thousands, except per share data)


                                      FOURTH QUARTER ENDED  (UNAUDITED)
                               ----------------------------------------------
                                    Amounts
                               ------------------
                               Apr. 27,  Apr. 29,            Percent of Sales
                                 1996      1995    % Over    ----------------
                              (13 weeks)(13 weeks) (Under)     1996     1995
                               --------- --------  -------   -------  -------
Sales                          $266,832  $234,484     14%     100.0%   100.0%
Cost of sales                   194,755   170,985     14%      73.0%    72.9%
                               --------- --------  -------   -------  -------
  Gross profit                   72,077    63,499     14%      27.0%    27.1%

S, G & A                         48,751    42,364     15%      18.3%    18.1%
                               --------- --------  -------   -------  -------
  Operating profit               23,326    21,135     10%       8.7%     9.0%

Interest expense                  1,188       879     35%       0.4%     0.4%
Interest Income                     645       626      3%       0.2%     0.3%
Other income                        736       526     40%       0.3%     0.2%
                               --------- --------  -------   -------  -------
  Pretax income                  23,519    21,408     10%       8.8%     9.1%

Income taxes                      9,481     8,675      9%      40.3%*   40.5%*
                               --------- --------  -------   -------  -------
  Net income                    $14,038   $12,733     10%       5.3%     5.4%
                               ========= ========  =======   =======  =======

Average shares                   18,457    17,927      3%

Net income per share              $0.76     $0.71      7%

Dividends per share               $0.19     $0.17     12%




                                       TWELVE MONTHS ENDED  (AUDITED)
                               ----------------------------------------------
                                    Amounts
                               ------------------
                               Apr. 27,   Apr. 29,            Percent of Sales
                                 1996       1995    % Over    ----------------
                             (52 weeks)  (52 weeks)  (Under)   1996     1995
                              --------    --------  -------   -------  -------
Sales                         $947,263   $850,271     11%*    100.0%   100.0%
Cost of sales                  705,379    629,222     12%      74.5%    74.0%
                              --------   --------  -------   -------  -------
  Gross profit                 241,884    221,049      9%      25.5%    26.0%

S,G & A                        174,376    158,551     10%      18.4%    18.6%
                              --------   --------  -------   -------  -------
  Operating profit              67,508     62,498      8%       7.1%     7.4%

Interest expense                 5,306      3,334     59%       0.6%     0.4%
Interest Income                  1,975      1,628     21%       0.2%     0.2%
Other income                     2,023      1,229     65%       0.3%     0.1%
                              --------   --------  -------   -------  -------
  Pretax income                 66,200     62,021      7%       7.0%     7.3%

Income taxes                    26,947     25,719      5%      40.7%*   41.5%*
                              --------   --------  -------   -------  -------
  Net income                   $39,253    $36,302      8%       4.1%     4.3%
                              ========    ========  =======   =======  =======

  Average shares                18,498     18,044      3%

  Net income per share           $2.12      $2.01      5%

  Dividends per share            $0.74      $0.68      9%


* As a percent of pretax income, not sales.

England/Corsair was included in the fourth quarter and twelve months ended April 27, 1996 results, but not in the fourth quarter and twelve months ended April 29, 1995 results.


             La-Z-Boy Chair Company Financial Information Release      2 of 3
                          CONSOLIDATED BALANCE SHEET                  5/30/96

                            (Dollars in thousands)


                                     Audited            Increase
                               -------------------     (Decrease)
                               Apr. 27,  Apr. 29,  -----------------
                                 1996      1995     Dollars  Percent
                               --------- --------- --------- -------
Current assets
  Cash & equivalents            $27,060   $27,048        12       0%
  Receivables                   206,430   192,938    13,492       7%
  Inventories
    Raw materials                37,274    39,604    (2,330)     -6%
    Work-in-process              35,241    35,036       205       1%
    Finished goods               28,333    29,051      (718)     -2%
                               --------- --------- --------- -------
      FIFO inventories          100,848   103,691    (2,843)     -3%
      Excess of FIFO over LIFO  (21,656)  (22,600)      944       4%
                               --------- --------- --------- -------
        Total inventories        79,192    81,091    (1,899)     -2%

  Deferred income taxes          19,271    18,242     1,029       6%
  Other current assets            5,148     6,081      (933)    -15%
                               --------- --------- --------  -------
    Total current assets        337,101   325,400    11,701       4%

Property, plant & equipment     116,199   117,175      (976)     -1%

Goodwill                         40,359    41,701    (1,342)     -3%

Other long-term assets           23,887    19,542     4,345      22%
                               --------- --------- --------- --------
      Total assets             $517,546  $503,818   $13,728       3%
                               ========= ========= ========= ========

                                     Audited           Increase
                               -------------------    (Decrease)
                               Apr. 27,  Apr. 29,  -----------------
                                 1996      1995     Dollars  Percent
                               --------- --------- --------- -------
Current liabilities
  Current portion-l/t debt       $5,625    $4,676      $949      20%
  Current portion-cap. leases     2,114     2,078        36       2%
  Accounts payable               30,997    29,323     1,674       6%
  Payroll/Other Comp.            34,609    31,845     2,764       9%
  Estimated income taxes          5,572     4,855       717      15%
  Other current liabilities      17,601    15,343     2,258      15%
                               --------- --------- --------- -------
    Total current liabilities    96,518    88,120     8,398      10%

Long-term debt                   57,075    71,149   (14,074)    -20%

Capital leases                    4,219     5,298    (1,079)    -20%

Deferred income taxes             6,663     6,610        53       1%

Other long-term liabilities       9,695     9,001       694       8%

Shareholders' equity
  18,385,041 shares, $1.00 par   18,385    18,562      (177)     -1%
  Capital in excess of par       28,016    28,085       (69)      0%
  Retained earnings             297,750   277,738    20,012       7%
  Currency translation             (775)     (745)      (30)     -4%
                               --------- --------- --------- -------
    Total shareholders' equity  343,376   323,640    19,736       6%
                               --------- --------- --------- -------
      Total liabilities and
      shareholders' equity     $517,546  $503,818   $13,728       3%
                               ========= ========= ========= =======



             La-Z-Boy Chair Company Financial Information Release      3 of 3
                                                                       5/30/96

Overall:
- --------
Refer to today's press release for additional information.

Gross Profit:
- -------------
The fourth quarter gross profit of 27.0% of sales was slightly lower than last years' 27.1% of sales. The decline was primarily due to the inclusion of the historically lower gross profit of England/Corsair (E/C). The E/C effect was partially offset by the favorable effect of the sales growth in the quarter exceeding the twelve month growth rate.

S, G and A:
- -----------
The S, G & A as a percent of sales of 18.3% in the fourth quarter was up from 18.1% last year. In the previous quarters, S, G & A as a percent of sales had been lower than the prior year due to the inclusion of E/C which has historically incurred lower S, G & A expense. In the fourth quarter, a one-time year-to-date reclassification of expense occurred increasing S, G & A by 0.4 points as a percent of sales. The offset was to sales. In addition, a one-time amortization adjustment increased S, G & A by 0.3 points as a percent of sales.

Other Income:
- -------------
Other income in the fourth quarter exceeded last year largely due to gains on the sale of some assets of the health-care trust fund.

Receivables:
- ------------
At the end of the fourth quarter, receivables were up 7% from the prior year on a 2% increase in comparable fourth quarter sales. The Company attributes this growth in receivables to the past year's uncertain economic climate, to some extended terms offered last winter, and to some temporary slowdowns in payments.

Inventories:
- ------------
The raw materials inventories at the end of the fourth quarter were 6% lower than the prior year. Lumber, leather and fabric inventories were down from last year. In addition , the leather and fabric inventories declined in the fourth quarter from the end of the third quarter as expected.